EXHIBIT 99.1

CardioGenesis Announces Private Placement
With State of Wisconsin Investment Board

     FOOTHILL RANCH, Calif., Dec. 27 /PRNewswire/ — CardioGenesis Corporation (Nasdaq: CGCP-news), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced the closing of a $2.0 million private placement of its common stock with the State of Wisconsin Investment Board.

     The private placement involved 2,222,225 shares of CardioGenesis common stock at a fixed price and terms agreed in mid-December. The private placement terms contain certain registration rights.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. The Company’s market-leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S., Europe and Asia, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s PMR device is currently being marketed in selected countries in Europe, after having received a CE mark.

     For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the ``Risk Factors’’ section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

     For further information, please contact investors, Rob Weir, +1-212-691-8087, robw@allencaron.com, or media, Len Hall, +1-949-474-4300, Len@allencaron.com, both of Allen & Caron Inc, for CardioGenesis; or Steve Wilkins, CFO of CardioGenesis, +1-714-649-5000.